                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              Pharmacopeia, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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Notes:

[PHARMACOPEIA LOGO APPEARS HERE]

                                            Joseph A. Mollica, Ph.D.
                                            Chairman and Chief Executive Officer


                                 June 1, 1998

Dear Stockholder:

Proxy material for the Annual Meeting of Stockholders of Pharmacopeia, Inc. was sent to you recently. According to our records, your proxy for this meeting, which will be held on Friday, June 12, 1998, has not yet been received.

REMEMBER - unless a sufficient number of shares of common Stock vote in favor of
--------
the Agreement and Plan of Merger and Reorganization, Pharmacopeia will not be able to proceed with the proposed acquisition of Molecular Simulations Incorporated.

For the reasons set forth in the proxy statement dated May 13, 1998, your Board of Directors has determined that this transaction is fair to and in the best interests of Pharmacopeia and its stockholders and recommends a vote FOR the transaction.

Regardless of the number of shares you may own, it is important that they be represented. We urge you to sign, date, and mail the enclosed proxy promptly.


                                             Sincerely,

                                             /s/ Joseph A. Mollica
                                             Joseph A. Mollica

[Logo appears here]

                   WHO IS MOLECULAR SIMULATIONS INCORPORATED?

MSI is a San Diego, California-based provider of predictive modeling software and services for both life and material sciences research. MSI's products enable scientists to simulate chemical behavior at the molecular level by modeling structures and properties of molecular systems. These products are used by scientists in research and development laboratories worldwide to enhance the speed and efficiency of the R&D process by reducing overall costs, decreasing product lead times, and accelerating time to market. MSI has recently implemented a Web-based architecture which expands the availability of MSI software products to any scientist using a Web browser on a desktop computer. MSI has over 3,500 installed sites in commercial, academic and governmental research and development laboratories with approximately 10,000 users. In 1997, MSI generated revenues of $56.7 million and net income of $5.5 million.




                               BUSINESS OVERVIEW

Pharmacopeia is a leader in drug discovery combining three platform technologies: informatics, small molecule combinatorial chemistry, and high-throughput screening. Upon completion of its acquisition of Molecular Simulations Incorporated (MSI), Pharmacopeia will develop and commercialize molecular modeling, simulation, and informatics software and services. Using ECLiPS (TM), its proprietary combinatorial chemistry technology, Pharmacopeia has generated more than 3.8 million diverse, easily identifiable, small molecules. Pharmacopeia tests these molecules using state-of-the-art high-throughput screening. These technologies are integrated to support the following businesses: 1) licensing collections of compounds to pharmaceutical companies for evaluation in multiple drug discovery programs, 2) identifying and optimizing lead compounds for specific targets provided by customers, and 3) licensing drug development candidates developed in Pharmacopeia's internal drug discovery programs to pharmaceutical companies.




                                  INFORMATION

For further information about Pharmacopeia or MSI, please visit our web sites at WWW.PCOP.COM and WWW.MSI.COM, respectively, or contact us at:

Pharmacopeia, Inc.
Investor Relations
101 College Road East
Princeton, NJ 08540
(609) 452-3600


                              STOCK TRANSFER AGENT

For information on stock certificates or for change of address, please contact:

American Stock Transfer and Trust Company
40 Wall Street
New York, NY 10005
(212) 936-5100

[Logo appears here]

FIRST QUARTER REPORT FISCAL YEAR 1998

To our stockholders:

The 1998 first quarter marked an important time in Pharmacopeia's evolution. On February 4, 1998, we announced an agreement to acquire Molecular Simulations Incorporated (MSI), a leading provider of computational chemistry software used in drug discovery and other industries. We believe this acquisition, which is expected to close in June and remains subject to shareholder approval, will allow us to more effectively compete in the drug discovery industry by resulting in the following benefits:

 . COMPLEMENTARY BUSINESSES - By accessing Pharmacopeia's large database of biological and chemical information, MSI may improve the predictive utility and scientific accuracy of its software. Applying MSI's software to Pharmacopeia's drug discovery activities will improve Pharmacopeia's ability to achieve further success on behalf of its customers and internal programs;

 . BROADENED TECHNOLOGY PLATFORM - By combining Pharmacopeia's proprietary ECLiPS (TM) technology, 3.8 million compound sample collection and expertise in biology and chemistry with MSI's software and expertise in using informatics tools, the combined company could offer a powerful technology platform for improving the speed and efficiency of drug discovery;

 . NEW MARKETS - Using MSI's expertise, Pharmacopeia will be better positioned to apply its technology to the non-pharmaceutical area; and

 . CROSS-SELLING PRODUCTS AND SERVICES - Leveraging its global sales and marketing organization, MSI will help market Pharmacopeia's current and potential future drug discovery products and services.

In addition to this exciting acquisition, we continued to make progress in our core business. The first of our compounds from a drug discovery collaboration was chosen as a development candidate. Final preparatory steps are underway by our pharmaceutical partner in preparation for an IND submission. We also announced a milestone in our collaboration with Daiichi Pharmaceutical Company. In a period of less than 2 years, our large, rationally designed libraries and high-throughput screening enabled us to identify and optimize a highly potent and selective lead compound in this collaborative inflammation program.

Total revenues for the quarter were $6.4 million, with a net loss of $2.2 million, or $0.19 per share. This compared to total revenues of $5.9 million, with a net loss of $1.4 million, or $0.13 per share for the comparable quarter last year. The 1998 first quarter results reflect a 36% increase in proprietary research and development as Pharmacopeia continues to invest in internal discovery programs, ultra high-throughput screening, and informatics. These results do not include the financial performance of MSI.

With several important achievements under our belt, we'll aim to make even further progress in the weeks and months ahead. I look forward to keeping you apprised of our progress.

Sincerely,


/s/ Joseph A. Mollica
Joseph A. Mollica, Ph.D.
Chairman of the Board, President and Chief Executive Officer
May 15, 1998

Statements of Operations
Dollars in thousands except share and per share data; unaudited

                                                                  For the Three Months
                                                                    Ended March 31,
                                                         ---------------------------------------
                                                              1998                    1997
                                                         ---------------         ---------------
Contract revenue                                          $     6,432              $    5,932

Operating expenses:
Research and development
 Collaborative                                                  4,420                   4,151
 Proprietary                                                    3,724                   2,729
General and administrative                                      1,587                   1,458
                                                         ---------------         ---------------
Operating loss                                                 (3,299)                 (2,406)

Interest income                                                 1,116                   1,064
Interest expense                                                  (43)                    (67)
                                                         ---------------         ---------------

Net loss                                                  $    (2,226)             $   (1,409)
                                                         ===============         ===============
Basic net loss per share                                  $      (.19)             $     (.13)
                                                         ===============         ===============

Weighted average common
shares outstanding                                         11,798,024              11,269,752
                                                         ===============         ===============
Actual common shares outstanding at period end             11,811,079              11,270,953
                                                         ===============         ===============


Balance Sheet
Dollars in thousands, unaudited
                                                                       Balance Sheet
                                                         -----------------------------------------
                                                         March 31, 1998          December 31, 1997
                                                         ---------------         -----------------
Cash, cash equivalents and marketable securities          $   76,455               $   82,621
                                                         ---------------         -----------------
Total assets                                              $   89,770               $   95,687
                                                         ===============         =================

Current liabilities                                       $   18,813               $   21,263
                                                         ---------------         -----------------
Total liabilities                                         $   21,364               $   25,250

Stockholders' equity                                      $   68,406               $   70,437
                                                         ---------------         -----------------
Total liabilities and stockholders' equity                $   89,770               $   95,687
                                                         ===============         =================